Exhibit 10.4

MARSH & McLENNAN COMPANIES, INC.

2011 INCENTIVE AND STOCK AWARD PLAN

TERMS AND CONDITIONS
OF
STOCK OPTION AWARDS
GRANTED ON [DATE], 2018

TABLE OF CONTENTS
PAGE

I. BACKGROUND	1
II. AWARDS	1
A. General	1
1. Award Acceptance	1
2. Rights of Award Holders	1
3. Restrictive Covenants Agreement	1
B. Stock Options	2
1. General	2
2. Vesting	2
3. Term	2
4. Exercisability	2
5. Method of Exercise of an Option	2
C. Satisfaction of Tax Obligations	3
1. Personal Tax Advisor	3
2. U.S. Employees	3
3. Non-U.S. Employees	3
III. EMPLOYMENT EVENTS	3
A. Death	3
B. Permanent Disability	4
C. Termination by You Outside the European Union - Age and Service Vesting	4
D. Termination by You Within the European Union - Retirement Treatment	4
E. Termination by the Company Other Than for Cause	5
1. Treatment of Stock Options	5
2. Important Notes	6
F. All Other Terminations	6
G. Date of Termination of Employment	6
H. Conditions for All or a Portion of an Award to Remain Outstanding Following a Termination of Employment and Exercisability of Options Following a Termination of Employment	6
1. Restrictive Covenants Agreement	6
2. Waiver and Release and Restrictive Covenants Agreement	7
IV. CHANGE IN CONTROL PROVISIONS	7
A. Treatment of Performance Stock Units	7
B. Waiver and Release	7
C. Other Matters	8
V. DEFINITIONS	8
VI. ADDITIONAL PROVISIONS	10
A. Additional Provisions - General	10
1. Administrative Rules	10
2. Amendment	10
3. Limitations	10

4. Cancellation or Clawback of Awards	11
5. Governing Law; Choice of Forum	11
6. Severability; Captions	11
7. Electronic Delivery and Acceptance	11
8. Waiver	11
B. Additional Provisions - Outside of the United States	12
1. Changes to Delivery	12
2. Amendment and Modification	12
VII. QUESTIONS AND ADDITIONAL INFORMATION	12

I.    BACKGROUND
A Stock Option award (“Award”) has been granted to you under the Marsh & McLennan Companies, Inc. 2011 Incentive and Stock Award Plan (the “Plan”), subject to your acceptance as described in Section II.A.1. The number of shares of Marsh & McLennan Companies, Inc. (“Marsh & McLennan Companies”) common stock covered by the Award, instructions on how to accept or decline the Award and the deadline for accepting the Award will be provided to you by Global & Executive Compensation and/or the stock plan service provider of the Company (as defined in Section V.E.). The Award is also subject to the terms and conditions set forth herein (the “Terms and Conditions”) and to additional terms and conditions as set forth in the country-specific notices (the “Country-Specific Notices”). The Prospectus dated [DATE], also describes important information about the Plan. The Terms and Conditions, the Country-Specific Notices and the Plan will be referred to herein as the “Award Documentation”. As used herein, “Common Stock” means common stock of Marsh & McLennan Companies.
Capitalized terms in these Terms and Conditions are defined in Section V.
II.    AWARDS

A.	General.

1.
Award Acceptance. The grant of this Award is contingent upon your acceptance, by the date and in the manner specified by Global & Executive Compensation and/or the Company’s stock plan service provider, of these Terms and Conditions, the Country-Specific Notices and Restrictive Covenants Agreement as described in Section II.A.3. If you decline the Award or if you do not accept the Award and any applicable documents described in the preceding sentence by the deadline date and in the manner specified, then the Award will be cancelled as of the grant date of the Award.

2.
Rights of Award Holders. Unless and until the vesting conditions of the Award have been satisfied and shares of Common Stock, as applicable, have been delivered to you upon your exercise of the Award in accordance with the Award Documentation, you have none of the rights of ownership to such shares (e.g., Options cannot be transferred or assigned; Options have no voting rights, etc.).

3.
Restrictive Covenants Agreement. As described in Section II.A.1., a Restrictive Covenants Agreement (“Restrictive Covenants Agreement”) in a form determined by Marsh & McLennan Companies must be in place in order to accept the Award, you must execute or reaffirm, as determined by Marsh & McLennan Companies, in its sole discretion, the Restrictive Covenants Agreement in order for the Award to vest pursuant to certain employment events as described in Section III., and you must further execute or reaffirm, as determined by Marsh & McLennan Companies, in its sole discretion, and be in compliance with the Restrictive Covenants Agreement in order to exercise an Option whether or not you are employed by the Company at that time. Failure to timely execute the Restrictive Covenants Agreement by the date specified by the Company or failure to timely execute or reaffirm and comply with the Restrictive Covenants Agreement as described in

Section III.H.1. or 2., as applicable, will result in cancellation or forfeiture of any rights, title and interest in and to the Award, without any liability to the Company.
B. Stock Options.

1.	General. A stock option (“Option”) represents the right to purchase a number of shares of Common Stock (the “Option Shares”) at a specified exercise price for a specified period.

2.
Vesting. Subject to your continued employment, 25% of the Option Shares covered by the Option will vest on each of the first four anniversaries of the grant date of the Award. Each date on which an Option Share covered by the Option is scheduled to vest is an “Option Scheduled Vesting Date.” In the event of your termination of employment or occurrence of your Permanent Disability (as defined in Section V.H.) prior to an Option Scheduled Vesting Date, your right to any Option Shares covered by the Option that are unvested immediately prior to your termination of employment or occurrence of your Permanent Disability, as applicable, will be determined in accordance with Section III. For the avoidance of doubt, the date of your termination of employment for purposes of this Section II.B.2. will be determined in accordance with Section III.G.

3.
Term. Subject to your continued employment, the Option will expire on the day immediately preceding the tenth anniversary of the grant date of the Award (“Option Expiration Date”). If your employment terminates before the Option Expiration Date, your right to exercise any vested Option Shares covered by the Option will be determined in accordance with Section III.

4.
Exercisability. The Option Shares covered by the Option will become exercisable when they vest. You are responsible for keeping track of exercise periods while actively employed and, if applicable, any post-termination exercise periods.

5.	Method of Exercise of an Option.

a.
General Procedures. An Option may be exercised by written notice (or other notice as required by the Company and/or its stock plan service provider) to Marsh & McLennan Companies or an agent appointed by Marsh & McLennan Companies, in form and substance satisfactory to Marsh & McLennan Companies, which must state the election to exercise such Option, the number of Option Shares for which such Option is being exercised and such other representations and agreements as may be required pursuant to the provisions of the Award Documentation (the “Exercise Notice”). The Exercise Notice must be accompanied by (i) any required income tax forms and (ii) any required reaffirmation of the Restrictive Covenants Agreement, unless (A) the Option is being exercised after your death in accordance with Section III. or (B) as otherwise determined by Marsh & McLennan Companies.

b.
Payment of Exercise Price. Payment of the aggregate exercise price may be made with U.S. dollars or by tendering shares of Common Stock (including shares of Common Stock acquired from a stock option exercise or a stock unit award vesting) at your election.

c.
Distribution of Option Shares. The shares of Common Stock from the Option exercise will be distributed as specified in the Exercise Notice, after you have satisfied applicable tax obligations, as described in Section II.C., and fees.

C.	Satisfaction of Tax Obligations.

1.
Personal Tax Advisor. Neither the Company nor any Company employee is authorized to provide personal tax advice to you. It is recommended that you consult with your personal tax advisor for more detailed information regarding the tax treatment of the Award, especially before making any decisions that rely on that tax treatment.

2.
U.S. Employees. Applicable taxes (including employment taxes) are required by law to be withheld when a nonqualified Option is exercised. A sufficient number of whole shares of Common Stock resulting from the Option exercise will be retained by Marsh & McLennan Companies to satisfy the tax-withholding obligation unless you elect in the Exercise Notice to satisfy all applicable tax withholding in another manner.

3.	Non-U.S. Employees.

a.
In most countries, the value of an Option is generally not taxable on the grant date. If the value of the Option is not taxable on the grant date, it will, in most countries, be taxed at a later time, for example, upon exercise of the Option and delivery of shares of Common Stock in respect of the Option, and/or the subsequent sale of the shares of Common Stock.

b.
Withholding. Marsh & McLennan Companies and/or your employer shall have the power and the right to deduct and withhold from the Award and other compensation or to require you to remit to Marsh & McLennan Companies and/or to your employer, an amount sufficient to satisfy any taxes that Marsh & McLennan Companies expects to be payable under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, payroll taxes, fringe benefits, payment on account, capital gain taxes, transfer taxes, social security contributions and National Insurance Contributions with respect to the Award, and any and all associated tax events derived therefrom. If applicable, Marsh & McLennan Companies and/or your employer will, to the extent permissible under applicable law or otherwise agreed between you and the Marsh & McLennan Companies and/or your employer, retain and sell a sufficient number of whole shares of Common Stock distributable in respect of the Award for this purpose.

III.     EMPLOYMENT EVENTS

A.	Death.
In the event your employment is terminated because of your death, the Option will fully vest with respect to any unvested Option Shares and will become exercisable as of the date of your death. The person or persons to whom your rights under the Option shall pass by will or the laws of descent and distribution shall be entitled to exercise such

Option with respect to any Option Shares that vest (and any Option Shares that were already vested at the time of your death) within two years after the date of death, but in no event shall the Option be exercisable after the Option Expiration Date.

B.	Permanent Disability.
Upon the occurrence of your Permanent Disability, the Option will fully vest with respect to any unvested Option Shares and will become exercisable; provided that you satisfy the conditions described in Section III.H.1; and provided further that any such Option Shares that vest in accordance with this Section III.B. (and any Option Shares that were already vested at the time your Permanent Disability occurred) shall be exercisable for two years following the occurrence of your Permanent Disability, but in no event shall the Option be exercisable after the Option Expiration Date.

C.
Termination by You Outside of the European Union - Age and Service Vesting . If you have satisfied the Age and Service Criteria for Vesting (as defined in Section V.A.) on or before the date you terminate your employment with the Company for any reason other than death or the occurrence of your Permanent Disability and you are determined by Marsh & McLennan Companies, in its sole discretion, to be employed outside of the European Union (as defined in Section V.F.), then this Section III.C. shall apply. For the avoidance of doubt, Section III.E. will govern the treatment of the Award in the event your employment is terminated by the Company other than for Cause (as defined in Section V.B.).

Upon such termination of employment, the Option will continue to vest with respect to any unvested Option Shares as provided in Section II. B.2. as if your employment had not terminated and the Option Shares will become exercisable as provided in Section II.B.4., provided that you satisfy the conditions described in Section III.H.1. Provided that you satisfy the conditions described in Section III.H.1., any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date.

D.
Termination by You Within the European Union - Retirement Treatment. Provided you have a minimum of five years of service with the Company on or before you terminate employment, you will be eligible to apply for retirement treatment. If you are determined by the Retirement Treatment Committee (as defined in Section V.I.) to be eligible for retirement treatment on or following the time you terminate your employment with the Company for any reason other than death or the occurrence of your Permanent Disability and you are determined by the Company, in its sole discretion, to be employed within the European Union, then this Section III.D. shall apply. For the avoidance of doubt, Section III.E. will govern the treatment of the Award in the event your employment is terminated by the Company other than for Cause (as defined in Section V.B.).

Upon such termination of employment, the Option will continue to vest with respect to any unvested Option Shares as provided in Section II.B.2. as if your employment had not terminated and the Option Shares will become exercisable as provided in Section II.B.4.; provided that you satisfy the conditions described in Section III.H.1. Provided that you satisfy the conditions described in Section III.H.1., any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date. For the avoidance of doubt, if an Option Scheduled Vesting Date occurs following the date that you terminate your employment but prior to the date the Retirement Treatment Committee determines that you are eligible for retirement treatment, the Options Shares that were scheduled to vest on such Option Scheduled Vesting Date will vest on the date you are determined by the Retirement Treatment Committee to be eligible for retirement treatment.

E.	Termination by the Company Other Than for Cause.
1. Treatment of Stock Options.

a.
General. Except as otherwise provided in Sections III.E.1.b. and IV., in the event the Company, in its sole discretion, determines that your employment is terminated other than for Cause, your rights, title and interest in and to any unvested Option Shares will be canceled upon such termination of employment. Provided that you satisfy the conditions to vesting described in Section III.H.2., any Option Shares that were vested at the time of your termination of employment shall be exercisable until the earlier of 90 days following your termination of employment and the Option Expiration Date.

b.
Termination by the Company Other Than for Cause After Satisfaction of Age and Service Criteria for Vesting or You Are Determined to Be Eligible for Retirement Treatment. In the event the Company, in its sole discretion, determines that your employment is terminated other than for Cause, and on or before such time you satisfy the Age and Service Criteria for Vesting or you are determined by the Retirement Treatment Committee to be eligible for retirement treatment on or following your termination of employment, the Option will continue to vest with respect to any unvested Option Shares as provided in Section II.B.2. as if your employment had not terminated and the Option Shares will become exercisable as provided in Section II.B.4.; provided that you satisfy the conditions to vesting described in Section III.H.2. Provided that you satisfy the conditions described in Section III.H.2., any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date. For the avoidance of doubt, if an Option Scheduled Vesting Date occurs following the date that your employment is terminated by the Company but prior to the date the Retirement Treatment Committee determines that you are eligible for retirement treatment, the Options Shares that were scheduled to vest on such Option Scheduled Vesting Date will vest on the date you are determined by the Retirement Treatment Committee to be eligible for retirement treatment.

2.	Important Notes.

a.
Sale of Business Unit. For purposes of this Award, in the event of a sale or similar transaction involving the business unit for which you work (“Employing Company”) as a result of which the Employing Company ceases to be a subsidiary or affiliate of Marsh & McLennan Companies, your employment will be deemed terminated by the Company other than for Cause, even if your employment with the Employing Company continues after the sale or similar transaction.

b.
Constructive Discharge. The Award will not vest upon a constructive discharge, including if any court or regulatory agency retroactively concludes or interprets events to have constituted a constructive discharge.

F.
All Other Terminations. For all other terminations of employment not described in Sections III.A. through E. or Section IV. (including, but not limited to, a termination by the Company for Cause, your resignation without having satisfied the Age and Service Criteria for Vesting as described in Section III.C., or your resignation without meeting the minimum service requirement or without having been determined by the Retirement Treatment Committee to be eligible for retirement treatment on or following your termination of employment as described in Section III.D.), any rights, title and interest in and to any remaining unvested portion of the Award shall be cancelled as of the date your employment is treated as having terminated as described in Section III.G. Provided that you satisfy the conditions to vesting described in Section III.H.1., any Option Shares that were vested at the time of your termination of employment (except if you are terminated by the Company for Cause) shall be exercisable until the earlier of 90 days following your termination of employment and the Option Expiration Date. If you are terminated by the Company for Cause, any rights, title and interest in and to any remaining vested or unvested portion of the Award shall be cancelled as of the date your employment is treated as having terminated as described in Section III.G.

G.
Date of Termination of Employment. For the avoidance of doubt, for purposes of determining vesting under Section II.B.2., your employment will be treated as having terminated on your last day of employment with the Company.

H.	Conditions for All or a Portion of an Award to Remain Outstanding Following a Termination of Employment and Exercisability of Options Following a Termination of Employment.

1.
Restrictive Covenants Agreement. In the event of (i) the occurrence of your Permanent Disability as described in Section III.B., (ii) your termination of employment after satisfying the Age and Service Criteria for Vesting as described in Sections III.C., (iii) a determination by the Retirement Treatment Committee that you are eligible for retirement treatment as described in Section III.D., or (iv) your termination of employment (other than a termination by the Company for Cause) as described in Section III.F., you will be required to execute or reaffirm, as determined by Marsh & McLennan Companies in its sole discretion, and return to Marsh & McLennan Companies (or an agent appointed by Marsh & McLennan Companies) a Restrictive Covenants Agreement. Failure to (a) execute or reaffirm such an agreement by the date specified by the Company, which shall be in no event later than 60 days following the occurrence of your Permanent Disability as described in Section III.B. or your termination of employment as described in Section III.C. or III.F., and no later than 60 days following the determination that you are eligible for retirement treatment if your termination of employment is pursuant to III.D., or (b) comply with the Restrictive Covenants Agreement will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.

2.
Waiver and Release and Restrictive Covenants Agreement. In the event of your termination of employment by the Company other than for Cause as described in Section III.E., you will be required to (i) execute or reaffirm, as determined by Marsh & McLennan Companies in its sole discretion, and return to Marsh & McLennan Companies (or an agent appointed by Marsh & McLennan Companies) a Restrictive Covenants Agreement and (ii) execute and not revoke a waiver and release agreement, if provided to you by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement or the Restrictive Covenants Agreement, as applicable, or failure to continue to be in compliance with the applicable agreement will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.

IV.    CHANGE IN CONTROL PROVISIONS

A.	Treatment of Stock Options
Upon the occurrence of a Change in Control (as defined in Section V.C.), the Option Shares will continue to vest in accordance with the vesting schedule specified in Section II.B.2 and subject to earlier vesting or forfeiture pursuant to Section III.; provided that the Option Shares will become fully vested at your termination of employment by the Company other than for Cause, or by you for Good Reason (as defined in Section V.G.), during the 24-month period following such Change in Control and will be treated as set forth below, provided that you satisfy the conditions described in Section IV.B Notwithstanding the foregoing, if the Option Share is not assumed, converted or replaced in connection with a Change in Control on an equivalent basis, the Option Shares will fully vest immediately prior to the Change in Control and will be treated as follows:
Provided that you satisfy the conditions described in Section IV.B., any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of (a) 90 days following your termination of employment or the occurrence of the Change in Control, as applicable, and (b) the Option Expiration Date.

B.	Waiver and Release
In the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in

Control, you will be required to execute and not revoke a waiver and release agreement, if provided by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement, and be in compliance with the agreement, if applicable, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award.

C.	Other Matters
For the avoidance of doubt, in the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control and, on or before the date of your termination of employment you satisfy the Age and Service Criteria for Vesting as described in Section III.C., or you are determined by the Retirement Treatment Committee to be eligible for retirement treatment on or following your termination of employment as described in Section III.D., any unvested Options covered by the Award will be treated as described in this Section IV.; provided that you satisfy or have satisfied, as applicable, the conditions described in Section IV.B.; provided further that any such Option Shares that vest (and any Option Shares that were already vested at the time of your termination of employment) shall be exercisable until the earlier of the fifth anniversary of your termination of employment and the Option Expiration Date.
V.    DEFINITIONS
As used in these Terms and Conditions:

A.
“Age and Service Criteria for Vesting” shall mean: (a) you are at least age 65 and have a minimum of one year of service with the Company or (b) you are at least age 55 but are not yet age 65 and have a minimum of five years of service with the Company. For the avoidance of doubt, Age and Service Criteria for Vesting is not applicable to you if you are determined by the Company, in its sole discretion, to be employed within the European Union.

B.	“Cause” shall mean:

1.	willful failure to substantially perform the duties consistent with your position which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

2.	willful violation of any written Company policies, including but not limited to, The Marsh & McLennan Companies Code of Conduct, The Greater Good;

3.
commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

4.	unlawful use (including being under the influence) or possession of illegal drugs;

5.	any gross negligence or willful misconduct resulting in a material loss to the

Company, or material damage to the reputation of the Company; or

6.
any violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.

C. “Change in Control” shall have the meaning set forth in the Plan.
D. “Committee” shall mean the Compensation Committee of the Board of Directors of Marsh & McLennan Companies.

E.	“Company” shall mean Marsh & McLennan Companies or any of its subsidiaries or affiliates.

F.	“European Union” shall include all member states and the United Kingdom, if the United Kingdom leaves the European Union.

G.	“Good Reason” shall mean any one of the following events without your written consent:

1.	material reduction in your base salary;

2.	material reduction in your annual incentive opportunity (including a material adverse change in the method of calculating your annual incentive);

3.	material diminution of your duties, responsibilities or authority; or

4.
relocation of more than 50 miles from your principal place of employment immediately prior to the Change in Control; provided that you provide Marsh & McLennan Companies with written notice of your intent to terminate your employment for Good Reason within 60 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide Marsh & McLennan Companies with at least 30 days following receipt of such notice to remedy such circumstances.

H.
“Permanent Disability” will be deemed to occur when it is determined (by Marsh & McLennan Companies’ disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

I.	“Retirement Treatment Committee” is comprised of employees of the Company appointed by the Committee.

J.	Additional Definitions.
The terms below are defined on the following pages
Award    1
Award Documentation    1
Common Stock    1
Country-Specific Notices    1
Employing Company    6
Exercise Notice    2
Marsh & McLennan Companies    1
Option    2
Option Expiration Date    2
Option Scheduled Vesting Date    2
Option Shares    2
Plan    1
Restrictive Covenants Agreement    1
Terms and Conditions    1
VI.    ADDITIONAL PROVISIONS

A.	Additional Provisions—General

1.
Administrative Rules. The Award shall be subject to such additional administrative regulations as the Committee may, from time to time, adopt. All decisions of the Committee upon any questions arising under the Award Documentation shall be conclusive and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the Award, and references to the Committee shall be deemed to include any such delegate.

2.
Amendment. The Committee may, in its sole discretion, amend the terms of the Award, including, without limitation, to impose additional requirements on the Award and on any shares of Common Stock acquired with respect to the Award; provided, however, that if the Committee concludes, in its sole discretion, that such amendment is likely to materially impair your rights with respect to the Award, such amendment shall not be implemented with respect to the Award without your consent, except to the extent that any such action is made to cause the Award to comply with applicable law, currency controls, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or is otherwise made in accordance with Section VI.A.4.

3.
Limitations. Payment of the Award is not secured by trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of Marsh & McLennan Companies by reason of the Award. Your right to payment of the Award is the same as the right of an unsecured general creditor of Marsh & McLennan Companies.

4.	Cancellation or Clawback of Awards.

a.
Marsh & McLennan Companies may, to the extent permitted or required by any applicable law, stock exchange rules, currency controls, or any applicable Company policy or arrangement in effect prior to the vesting of any unvested portion of the Award, or as specified in the Award Documentation, cancel, reduce or require reimbursement of the Award.

b.
If you fail to repay any amount due pursuant to this Section VI.A.4., the Company may bring an action in court to recover the amount due. You acknowledge that, by accepting the Award, you agree to pay all costs, expenses and attorney’s fees incurred by the Company in any proceeding for the collection of amounts due pursuant to this Section VI.A.4., provided that the Company prevails in whole or in part in any such proceeding. The Company may also, to the extent permitted by applicable law, reduce any amounts owed to you by the Company in an amount up to the full amount of the repayment due.

5.
Governing Law; Choice of Forum. The Award and the Award Documentation applicable to the Award are governed by and subject to the laws of the State of Delaware, without regard to the conflict of law provisions, as set forth in Section 10.J of the Plan. For purposes of any action, lawsuit, or other proceedings arising out of or relating to this Award, including without limitation, to enforce the Award Documentation, the Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.
Severability; Captions. In the event that any provision of this Award is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Award will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. The captions of this Award are not part of the provisions of this Award and will have no force or effect.

7.
Electronic Delivery and Acceptance. Marsh & McLennan Companies may, in its sole discretion, decide to deliver any documents related to the Award and/or your current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Marsh & McLennan Companies or an agent appointed by Marsh & McLennan Companies.

8.
Waiver. You acknowledge that neither a waiver by Marsh & McLennan Companies of your breach of any provision of the Award Documentation nor a prior waiver by Marsh & McLennan Companies of a breach of any provision of the Award Documentation by any other participant of the Plan shall operate or be construed as a waiver of any other provision of the Award Documentation, or of any subsequent breach by you.

B.	Additional Provisions—Outside of the United States

1.
Changes to Delivery. In the event that Marsh & McLennan Companies considers that due to legal, regulatory or tax issues the normal exercise of an Award (as described in these Terms and Conditions) by a participant outside the United States would not be appropriate, then Marsh & McLennan Companies may, in its sole discretion, determine how and when the value of the Award will be delivered. Without limitation, this may include making any payments due under the Award in an amount equivalent to the value of the Award on the date of exercise after payment of applicable taxes and fees and any exercise price If the value of an Award is to be delivered in cash instead of shares of Common Stock, Marsh & McLennan Companies may sell any shares of Common Stock distributable in respect of the Award on your behalf and use the proceeds (after payment of applicable taxes, fees and any exercise price) to satisfy the Award.

2.
Amendment and Modification. The Committee may modify the terms of any Award under the Plan granted to you in any manner deemed by the Committee to be necessary or appropriate in order for such Award to conform to laws, regulations and customs of the country (other than the United States) in which you are then resident or primarily employed or were resident or primarily employed at the time of grant or during the term of the Award, or so that the value and other benefits of the Award to you, as affected by non-U.S. tax laws and other restrictions applicable as a result of your residence or employment outside of the United States, shall be comparable to the value of such an Award to an individual who is resident or primarily employed in the United States.

VII.    QUESTIONS AND ADDITIONAL INFORMATION
Please retain this document in your permanent records. If you have any questions regarding the Award Documentation or if you would like an account statement detailing each type of equity-based award and the number of shares of Common Stock covered by such equity-based award that comprises the Award, and the exercise price, vesting date(s) and expiration date of such equity-based awards that comprise the Award, or any other information, please contact:
Global & Executive Compensation
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774
United States of America
Telephone Number: +1 212 345-9722
Facsimile Number: +1 212 948-8481
Email: mmc.compensation@mmc.com

IN WITNESS WHEREOF, Marsh & McLennan Companies has caused these Terms & Conditions to be duly executed by the facsimile signature of its Senior Vice President, Chief Human Resources Officer as of the day and year first above written. By consenting to these Terms and Conditions, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described herein and in the Award Documentation; and (ii) you understand and agree that these Terms & Conditions and the Award Documentation constitute the entire understanding between you and Marsh & McLennan Companies regarding the Award, and that any prior agreements, commitments or negotiations concerning the Award are replaced and superseded. The grant of the Award is contingent upon your acceptance of these Terms and Conditions, Country-Specific Notices and Restrictive Covenants Agreement (if applicable) by the date and in the manner specified in materials provided to you by Global & Executive Compensation and/or the Company’s stock plan service provider. If you decline the Award or you do not accept the Award and any applicable documents described in the preceding sentence by the date and in the manner specified, the Award will be cancelled as of the grant date of the Award.

/s/Laurie Ledford
Laurie Ledford
SVP, Chief Human Resources Officer